CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
FURNITURE BRANDS INTERNATIONAL, INC.

Furniture Brands International, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Act”), does hereby certify that:
FIRST:    The Board of Directors of the Corporation duly adopted a resolution setting forth a proposed amendment (the “Amendment”) to the Certificate of Incorporation of the Corporation (as amended from time to time in accordance with its terms, the “Certificate of Incorporation”), adopting and approving the Amendment in all respects, declaring its adoption advisable and submitting it to the stockholders of the Corporation entitled to vote thereon for their consideration, adoption and approval. The resolution setting forth the Amendment is as follows:
NOW, THEREFORE, BE IT RESOLVED, that ARTICLE ONE of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:
“1. The name of the corporation is FBI Wind Down, Inc.”
SECOND:    Thereafter, pursuant to resolution of the Corporation’s Board of Directors, a special meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the Act at which meeting the necessary number of shares as required by statute were voted in favor of the Amendment.
THIRD:     The Amendment was duly adopted and approved in accordance with the provisions of Section 242 of the Act.
IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Certificate of Incorporation to be signed by its duly authorized officer as of November 25, 2013.

By:	/s/ Meredith M. Graham
Name:	Meredith M. Graham
Title:	Chief Administrative Officer, General Counsel and Corporate Secretary